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                                                                    Exhibit 99.4



CONTACTS:   Duane Kimble                           Joel Pomerantz
            Baldwin Piano                          The Dilenschneider Group
            (513) 754-4647                         (212) 922-0900



                BALDWIN PIANO NAMES NEW DIRECTOR TO FILL VACANCY


       MASON, OHIO, January 8, 2001 - The board of directors of Baldwin Piano & Organ Company (NASDAQ:BPAO), today announced the appointment of Kenneth W. Pavia, Sr. to the company's board of directors.

       Mr. Pavia, president of the California-based Bolero Investment Group, will fill the board seat recently vacated by Brent D. Baird, who resigned from the board in late December, citing the time pressures of other business obligations as the reason.

       Commenting on Mr. Pavia's appointment, Karen L. Hendricks, chairman, president and chief executive officer of Baldwin said: "Ken Pavia has been a major Baldwin shareholder for several years, and I know he is anxious to be helpful to the company. The board will benefit from his thinking and perspective, and he will gain additional insight into the challenges and opportunities facing Baldwin Piano."

       Mr. Pavia has had broad experience as a money manager, a financial advisor in the entertainment industry, and in arranging financings as an investment banker. He founded the Bolero Investment Group as a limited partnership in 1994. The Baldwin Piano & Organ Company was one of the Group's first investments. Mr. Pavia serves on the board of the Seibels Bruce Insurance Group, Inc. He is a former chairman of Fiduciary Leasco, Inc., one of the largest leasing companies in the Southeast, and of Fiduciary Funding Corporation, a provider of aircraft financing, investment banking, and financial consulting services.

                                     -more-
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       Baldwin Piano & Organ Company, the maker of America's best selling pianos, has marketed keyboard musical products for over 140 years.

       "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risk and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the company's filing with the Securities and Exchange Commission.

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